EXHIBIT 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 30, 2021

TOTAL SE

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton under the heading “Experts” in the Registration Statement on Form F-3 and the incorporation by reference therein of our report of third party dated January 20, 2021, concerning our estimates of the net proved oil, condensate, and gas reserves, as of December 31, 2020, of certain fields attributable to or controlled by PAO Novatek, which is included as Exhibit 15.3 to the TOTAL SE Annual Report on Form 20-F for the year ended December 31, 2020, filed with the United States Securities and Exchange Commission on March 31, 2021.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716